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                     July 25, 2022

       David Looney
       Chief Financial Officer
       Murphy Oil Corporation
       9805 Katy Fwy, Suite G-200
       Houston, Texas 77024

                                                        Re: Murphy Oil
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-08590

       Dear Mr. Looney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation